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                                                                    EXHIBIT 11.1

                              SABRATEK CORPORATION

           EXHIBIT 11.1 -- STATEMENT RE COMPUTATION OF SHARE EARNINGS


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
                                         SUPPLEMENTAL PRO FORMA                         PRO FORMA
                                           NET LOSS PER SHARE                       NET LOSS PER SHARE
                                 --------------------------------------   --------------------------------------
                                    YEAR ENDED       THREE MONTHS ENDED      YEAR ENDED       THREE MONTHS ENDED
                                 DECEMBER 31, 1995     MARCH 31, 1996     DECEMBER 31, 1995     MARCH 31, 1996
                                 -----------------   ------------------   -----------------   ------------------
Net Loss.......................     $(6,036,335)        $ (1,715,738)        $(6,036,335)        $ (1,715,738)
Adjustment to interest expense
  assuming conversion of debt
  at beginning of period.......         113,867               77,115             113,867               77,115
Adjustment to interest expense
  assuming use of offering
  proceeds to reflect repayment
  of debt......................          61,475               21,150                  --                   --
                                    -----------         ------------         -----------          -----------
Adjusted net loss..............     $(5,860,993)        $ (1,617,473)        $(5,922,468)        $ (1,638,623)
                                    ===========         ============         ===========          ===========
Weighted average shares used to
  compute pro forma net loss
  per share:
  Weighted average common
     shares outstanding........       1,622,283            1,717,899           1,622,283            1,717,899
  Weighted average preferred
     shares
     outstanding -- assuming
     conversion................       1,747,231            1,838,114           1,747,231            1,838,114
  Weighted average convertible
     subordinated debentures --
     assuming conversion.......         322,209              612,358             322,209              612,358
  Additional shares pursuant to
     SAB83 computation.........       2,917,848            2,441,200           2,917,848            2,441,200
  Adjustment to shares assuming
     use of offering proceeds
     to reflect repayment of
     debt......................          79,167               79,167                  --                   --
                                    -----------         ------------         -----------          -----------
                                      6,688,738            6,688,738           6,609,571            6,609,571
                                    ===========         ============         ===========          ===========
Net loss per share.............     $     (0.88)        $      (0.24)        $     (0.90)        $      (0.25)
                                    ===========         ============         ===========          ===========
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